File No. 70-10160

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM U-1


                           APPLICATION OR DECLARATION
                                    under the
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      * * *

                        OHIO VALLEY ELECTRIC CORPORATION
              3932 U.S. Route 23, P.O. Box 468, Piketon, Ohio 45661
              -----------------------------------------------------
                   (Name of company filing this statement and
                    addresses of principal executive offices)

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                                FIRSTENERGY CORP.
                     76 South Main Street, Akron, Ohio 44308

                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                      * * *

                         John B. Keane, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215
                   (Names and addresses of agents for service)


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      Ohio Valley Electric Corporation ("OVEC"), an electric public utility subsidiary of American Electric Power Company, Inc. and FirstEnergy Corp., each a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), hereby amends its Application-Declaration on Form U-1 in File No. 70-10160, as follows:

1.    By adding the following after the end second paragraph of Item 1.A:

      "Under the Commission's order dated December 30, 2003(HCAR No. 35-27791) (the 'Order') in File No. 70-10160, OVEC was authorized to incur short-term indebtedness through the issuance and sale of notes to banks or other financial institutions in an aggregate amount not to exceed $200,000,000 outstanding at any one time, from time to time through December 31, 2006, as funds may be required, provided that no such notes shall mature later than June 30, 2007.

      Under the terms of the Order, the Commission reserved jurisdiction, pending completion of the record, over the issuance and sale by OVEC of short-term indebtedness in excess of $100,000,000. OVEC now requests that the Commission release jurisdiction over the request for OVEC to incur short-term indebtedness in excess of $100,000,000.

      OVEC requested $200 million of authority in 2003 in anticipation of increased costs of inventories (fuel, SO2 and NOX allowances) and future capital improvement projects that would necessitate interim financing prior to the issuance of long term debt. OVEC will incur additional expenses in 2005-2006 including: (1) up to $80 million for OVEC's 80% Powder River Basin/20% Eastern fuel switch project at its Kyger Creek Plant; (2) preliminary analysis and engineering and design work on Clean Air Act Title IV and Clean Air Interstate Rule/Clean Air Mercury Rule compliance plans needed by 2010; and (3) the need for 50,000 additional SO2 allowances per year during 2006-2009, at current prices approaching $900 per allowance. These additional short-term debt needs will exceed the present $100 million authorization."


                                   SIGNATURES

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned thereunto duly authorized.

                        OHIO VALLEY ELECTRIC CORPORATION


                          By: /s/ David L. Hart_______
                                 Vice President


Dated: May 20, 2005